SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                        FILED PURSUANT TO SECTION 8(a) OF
                       THE INVESTMENT COMPANY ACT OF 1940

                  The  undersigned   investment   company  hereby  notifies  the
Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in
connection with such Notification of Registration submits the following information:

Name:    DEF Exchangeable Preferred Trust



Address of Principal Business Office (No. & Street, City, State, and Zip Code):

          c/o     Puglisi & Associates
                  850 Library Avenue
                  Suite 204
                  Newark, Delaware  19715

Telephone Number (including area code):     (302) 738-6680

Name and Address of Agent for Service of Process:

                  RL&F Service Corp.
                  One Rodney Square
                  10th Floor
                  Tenth and King Streets
                  Wilmington, Delaware  19801

Check Appropriate Box:

                  Registrant  is filing a  Registration  Statement  pursuant  to
                  Section   8(b)  of  the   Investment   Company   Act  of  1940
                  concurrently with the filing of Form N-8A:

                  YES |X| NO


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                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of New York and State of New York on the 14th day of October, 1998.

                                        DEF EXCHANGEABLE PREFERRED TRUST


                                        By:  /s/ Donald J. Puglisi
                                             ------------------------
                                              Donald J. Puglisi


                                        By:  /s/ William R. Latham III
                                             -------------------------
                                              William R. Latham III


                                        By:  /s/ James B. O'Neill
                                             -------------------------
                                              James B. O'Neill